--------------------------------------------------------------------------------
                                  NEWS RELEASE
                                October 22, 2002
--------------------------------------------------------------------------------
                             KANKAKEE BANCORP, INC.
           -----------------------------------------------------------

           310 South Schuyler Avenue
           P.O. Box 3                                   (815) 937-4440
           Kankakee, IL  60901-0003               Fax:  (815) 937-3674

For more information contact:                     For Immediate Release
      Larry D. Huffman, President and CEO
--------------------------------------------------------------------------------

              KANKAKEE BANCORP ANNOUNCES THIRD QUARTER RESULTS AND
                          PAYMENT OF QUARTERLY DIVIDEND

     Kankakee, Illinois.....(October 22, 2002) Kankakee Bancorp, Inc.
(AMEX:KNK), today released the financial results for the quarter ended September 30, 2002. The Company reported a net loss of $789,000 for the quarter compared to net income of $1.0 million for the comparable 2001 quarter. The basic loss per share was $.67 for the quarter ended September 30, 2002 compared to basic earnings per share of $.84 for the 2001 period. The diluted loss per share was $.67 for the quarter ended September 30, 2002 compared to diluted earnings per share of $.82 for the comparable 2001 period. The loss for the third quarter was the result of a $3.1 million pre-tax provision for losses on loans during the quarter. As a result of the third quarter, year-to-date net income was reduced to $1.0 million.

     According to William Cheffer, chairman of Kankakee Bancorp, Inc., "The need to establish significant additional reserves for losses on loans turned what was otherwise another quarter of solid performance into a loss. Periods of economic difficulty, like the one we are currently experiencing often result in increases in loan losses. We believe the reserves we established during the third quarter address the problems which resulted when the situation for two of our long-time borrowers deteriorated at the end of the third quarter. We have worked to identify problem credits and to take necessary actions. On a positive note, our net interest margin and net interest rate spread remain strong, and operating expense for the quarter was less than either of the first two quarters of 2002. Even in light of recent events and the current economic climate, we remain cautiously optimistic about the fourth quarter of 2002 and about 2003."

                   Discussion on Provision for Losses on Loans

     As with many financial institutions, the lagging economy has challenged many companies, including some of the Bank's customers. The current charge is the result of the deterioration of two credits. One set of credits is with a group of related borrowers in the real estate development business, an industry that has been negatively affected in the Bank's market area by the general economic downturn. The second credit is with another customer in that same industry.

     The first set of credits is with a group of related borrowers, primarily for the acquisition and development of commercial real estate, as well as approximately $350,000 of unsecured loans made to the lead borrower. The slowdown in commercial real estate development resulted in cash flow problems for the borrowers, and the Company was informed by the lead borrower's attorney of the borrower's intention to file bankruptcy. The filing, together with a somewhat depressed market in commercial real estate, prompted an additional review of these loans. The review resulted in recording $1.9 million in specific reserves related to these loans and an additional $275,000 in general reserves on commercial loans. The petition for bankruptcy protection under Chapter 11 was filed on October 18, 2002.

     The second credit is for the development of a condominium project. The loan had been previously reported as both non-performing and substandard. The collectability of the loan had become dependent on the borrower providing additional funding to complete the project and extinguish the debt. While the borrower has agreed to continue making payments, current economic conditions have negatively impacted the borrower's cash flows. Consequently, the full collectabilty of the loan became questionable. A reserve of just over $1.0 million was established, which reduced the net balance to the total payments the Company anticipates receiving over the next 15 to 18 months.

     While management has been able to identify the Company's current exposure under the credits and has increased the allowance for losses on loans accordingly, it is possible that the Company will have to take future charges in relation to these loans. Management currently believes that the Company's maximum additional exposure under these loans is approximately $2.8 million, however, management has concluded that it is not appropriate at this time to add additional reserves for this amount. Management is continuing to examine the loans with these customers to evaluate the best course of action to realize the full satisfaction of these credits.

                                2002 Initiatives

     During the current year, the Company has initiated a number of strategies to improve profitability and enhance stockholder value. These include:

- The Company's wholly-owned subsidiary, Kankakee Federal Savings Bank, invested $8.0 million in Bank Owned Life Insurance (commonly referred to as "BOLI"). This investment provides non-taxable current income through increases in cash surrender values. Net income of $295,000 from this investment has been recorded through the third quarter.

- The Bank implemented a capital utilization strategy in which $30.0 million of adjustable-rate, mortgage-backed securities were purchased using borrowed funds. This strategy has increased net interest income and pre-tax income by $291,000 through the third quarter.

- The Company issued $10.0 million in variable-rate trust preferred securities, as part of a large pool of such securities. These securities are includable, within specified limits, in regulatory capital, and the funds are available to repurchase stock, fund an accretive acquisition or purchase securities as part of a leveraging strategy.

- The Company has conducted an evaluation of the branch network and other service delivery systems, including locations, market areas, physical layouts, accessibility, market potentials and corporate identity. As part of this process, the organizational structure, including lines of authority, job functions and supervisory responsibilities were also reviewed. A number of changes have already resulted from this process. These include:

          -    the elimination of three positions at the vice president level;

          - the recently announced change of the name of the Bank to KFS Bank, F.S.B., which will be effective December 1, 2002;

          - the announcement on October 10, 2002 of the pending sale of the Bank's branch office in Hoopeston, Illinois;

          - the announced construction of a new office in Bradley, Illinois, to replace an in-store office, as well as a new office in Bourbonnais, Illinois; and

          - the renovation of the Coal City main office, and the planned renovation of offices in Bourbonnais, Manteno and Momence, all in Illinois.

                                Quarterly Results

     During the third quarter of 2002, net interest income before provision for losses on loans was $4.1 million, or $510,000 (14.4%) more than for the same period in 2001. The net interest margin for the three months ended September 30, 2002 was 3.16% compared to 3.14% for the same period in 2001. The annualized return on assets for the third quarter of 2002 was a negative .57% compared to a positive .85% for the third quarter of 2001.

     During the third quarter of 2002, the provision for losses on loans was $3.1 million, compared to $139,000 for the same period in 2001. The reasons for the increase in the provision for losses on loans were discussed above.

     Other income decreased by $161,000, or 13.0%, from $1.2 million for the third quarter of 2001 to $1.1 million for the third quarter of 2002. This decrease was primarily the result of the sale of securities available-for-sale during the 2001 period. This resulted in a non-recurring gain of $441,000. In addition, there were decreases of $73,000 in fee income and $6,000 in gain on sale of real estate held for sale. The $73,000 decrease in fee income was due to a $169,000 reduction in the market value of originated mortgage servicing rights. The market value adjustment, as well as normal amortization, is recorded as an offset to fee income. These decreases were partially offset by increases of $6,000 in insurance commissions, $125,000 in other income and $228,000 in gain on the sale of loans held for sale. The increase in gain on sale of loans was due to an increase in volume of the sale of long-term, fixed-rate mortgage loans.

     General and administrative expenses for the third quarter of 2002 were $3.2 million, or $122,000 (3.9%) greater than those for the third quarter of 2001. There were increases of $204,000 (12.7%) in compensation and benefits, $28,000 (28.6%) in telephone and postage, $16,000 (2.9%) in other expenses, $4,000 (2.5%) in furniture and equipment expense and $2,000 (2.4%) in data processing costs. These increases were partially offset by decreases of $22,000 (6.4%) in occupancy expenses, $19,000 (19.0%) in advertising, $48,000 (50.9%) in amortization of intangible assets and $42,000 (93.3%) in the provision for losses on foreclosed assets.

                               Nine Month Results

     Net income for the nine months ended September 30, 2002 was $1.0 million, or $1.3 million (56.3%) less than net income for the same period in 2001. Basic earnings per share were $.87 and $1.96 for the nine-month periods ended September 30, 2002 and 2001, respectively. Diluted earnings per share were $.86 and $1.92, respectively, for the same periods. The decrease in diluted earnings per share was 55.2%. Net interest income before provision for losses on loans was $12.0 million for the nine month period of 2002, compared to $10.3 million for the 2001 period, an increase of $1.7 million or 16.4%. The net interest margin for the nine months ended September 30, 2002 was 3.25% compared to 3.13% for the same period in 2001. The annualized return on assets for the first nine months of 2002 was .26%, compared to .68% for the first nine months of 2001.

     During the first nine months of 2002, the provision for losses on loans totaled $3.8 million compared to $194,000 during the same period in 2001.

     Other income increased by $525,000, or 20.0%, from $2.6 million for the first nine months of 2001, to $3.2 million for the first nine months of 2002. A substantial part of the increase was due to an increase of $600,000 in gain on the sale of loans held for sale. In addition, there were increases of $98,000 in fee income, $16,000 in gain on sale of real estate held for sale and $267,000 in other income. These increases were partially offset by a decrease of $16,000 in insurance commissions and by the sale of securities available-for-sale during the 2001 period. This resulted in a non-recurring gain of $441,000. The increase in fee income was due primarily to growth in the number of checking accounts, resulting in additional fees related to such accounts. The increase in gain on the sale of loans held-for-sale was due to sales of long-term, fixed-rate mortgage loans throughout 2002, compared to 2001, when sales were resumed during the second quarter. The increase in other income was primarily the result of the investment in BOLI.

     General and administrative expenses for the first nine months of 2002 increased by $847,000, or 9.3%, to $10.0 million from $9.1 million for the first nine months of 2001. There were increases of $501,000 (30.9%) in other expense, $605,000 (12.7%) in compensation and benefits, $16,000 (5.4%) in data processing services, and $20,000 (6.4%) in telephone and postage. The increases were partially offset by decreases of $51,000 (10.3%) in furniture and equipment expense, $39,000 (14.3%) in advertising, $38,000 (4.0%) in occupancy expense, $143,000 (50.9%) in amortization of intangible assets and $23,000 (28.5%) in provision for losses on repossessed assets. The major reason for the increase in other expenses, and a significant factor in the overall increase in general and administrative expenses, was costs related to a proxy contest in connection with the annual meeting in April, 2002.

                               Financial Condition

     The Company's total assets were $551.8 million at September 30, 2002, an increase of $61.5 million, or 12.6%, from total assets of $490.3 million at December 31, 2001. Increases of $21.2 million in cash and cash equivalents, $1.6 million in office properties and equipment, $1.7 million in investment securities available-for-sale, $29.3 million in mortgage-backed securities available-for-sale and $8.4 million in prepaid expenses and other assets, were partially offset by decreases of $427,000 in net loans receivable.

     Stockholders' equity totaled $40.1 million at September 30, 2002, reflecting a decrease of $1.1 million compared to December 31, 2001. The decrease was the result of common stock repurchases and dividend payments, which were partially offset by net income, the exercise of stock options during the nine-month period and an increase in the unrealized gains on securities available-for-sale. Equity per share of common stock increased by $.52, to $34.38 at September 30, 2002 from $33.86 at December 31, 2001. At September 30, 2002, the capital ratios of Kankakee Federal Savings Bank, the Company's wholly-owned subsidiary, continued to be in excess of regulatory requirements.

     The annualized return on stockholders' equity was negative 7.6% and positive 3.4% for the three-month and nine-month periods ended September 30, 2002, respectively, compared to positive 10.2% and positive 8.1% for the comparable 2001 periods, respectively.

                   Stock Repurchase Programs and Stock Options

     During the quarter ended September 30, 2002, the Company repurchased 15,420 shares of common stock at a total cost of $568,000, under the repurchase program approved by the Company's Board of Directors in January 2002. During the first nine months of 2002, the Company repurchased 83,612 shares of common stock at a total cost of $3.2 million. Through September 30, 2002, a total of $17.6 million had been used to repurchase 753,119 shares of common stock under repurchase programs. Subsequent to September 30, 2002 and through October 22, 2002, no additional shares of common stock were repurchased.

     There were no options on shares of common stock exercised during the third quarter of 2002. As of September 30, 2002, a total of 584,119 shares of common stock were held as treasury stock. Between October 1, 2002 and October 22, 2002, no options on shares of common stock were exercised. Through October 22, 2002, the Company had received no notification from the one remaining option holder of the intention to exercise options.

           Kankakee Bancorp, Inc. Announces a Fourth Quarter Dividend

     Kankakee Bancorp, Inc., also announced today that on October 8, 2002, the Board of Directors declared a cash dividend of fifteen cents a share for the fourth quarter of 2002. The dividend will be paid on November 27, 2002 to stockholders of record on November 12, 2002. The Company has paid a dividend every quarter since the dividend program was instituted during the first quarter of 1995.

     Kankakee Bancorp, Inc., and Kankakee Federal Savings Bank, are headquartered in Kankakee, Illinois, which is 60 miles directly south of downtown Chicago. In addition to its main office, the Bank operates fourteen offices in the following Illinois communities: Ashkum, Bourbonnais, Bradley, Braidwood, Champaign, Coal City (2), Diamond, Dwight, Herscher, Hoopeston, Manteno, Momence and Urbana.

                                      # # #

                              Financial Highlights
                   Condensed Consolidated Statements of Income
                                    Attached

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document (including information incorporated by reference) contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon belies, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (I) the strength of the local and national economy; (ii) the economic impact of September 11th; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets: (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                     KANKAKEE BANCORP, INC., AND SUBSIDIARY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (Dollars in Thousands, Except Per Share Data)

                                                              (Unaudited)
                                                           Three Months Ended
                                                             September 30,
                                                          2002           2001
                                                        ---------     ---------
Total interest income                                   $   8,119     $   8,213
Total interest expense                                      4,063         4,667
                                                        ---------     ---------
Net interest income                                         4,056         3,546
     Provision for losses on loans                          3,144           139
                                                        ---------     ---------

Net interest income after
     provision for losses on loans                            912         3,407
Other income:
     Net gain on sales of assets                              309           528
     Fee income                                               527           600
     Other                                                    246           114
                                                        ---------     ---------

Total other income                                          1,082         1,242
Other expenses:
     General and administrative                             3,239         3,116
                                                        ---------     ---------

Income (loss) before income taxes                          (1,245)        1,533
Income tax expense (benefit)                                 (456)          513
                                                        ---------     ---------
Net income (loss)                                       $    (789)    $   1,020
                                                        =========     =========
Net income (loss)                                       $    (789)    $   1,020
Other comprehensive income (loss):
     Unrealized gains on available-for-sale
     securities, net of related income taxes                  680           376
                                                        ---------     ---------
Comprehensive income (loss)                             $    (109)    $   1,396
                                                        =========     =========
Basic earnings (loss) per share                         $   (0.67)    $    0.84
                                                        =========     =========
Diluted earnings (loss) per share                       $   (0.67)    $    0.82
                                                        =========     =========

Selected operating ratios (annualized):
     Net interest margin (ratio of net interest
      income to average interest-earning assets)             3.16%         3.14%
     Return on assets (ratio of net income (loss)
      to average total assets)                              -0.57%         0.85%
     Return on equity (ratio of net income
      (loss) to average equity)                             -7.62%        10.15%

                     KANKAKEE BANCORP, INC., AND SUBSIDIARY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (Dollars in Thousands, Except Per Share Data)

                                                                (Unaudited)
                                                             Nine Months Ended
                                                              September 30,
                                                            2002         2001
                                                           -------      -------
Total interest income                                      $24,215      $24,665
Total interest expense                                      12,234       14,369
                                                           -------      -------
Net interest income                                         11,981       10,296
     Provision for losses on loans                           3,756          194
                                                           -------      -------
Net interest income after
     provision for losses on loans                           8,225       10,102
Other income:
     Net gain on sales of assets                               755          579
     Fee income                                              1,788        1,690
     Other                                                     612          361
                                                           -------      -------
Total other income                                           3,155        2,630
Other expenses:
     General and administrative                              9,995        9,148
                                                           -------      -------
Income before income taxes                                   1,385        3,584
Income tax expense                                             342        1,199
                                                           -------      -------
Net income                                                 $ 1,043      $ 2,385
                                                           =======      =======
Net income                                                 $ 1,043      $ 2,385
Other comprehensive income:
     Unrealized gains on available-for-sale
     securities, net of related income taxes                 1,045          714
                                                           -------      -------
Comprehensive income                                       $ 2,088      $ 3,099
                                                           =======      =======
Basic earnings per share                                   $  0.87      $  1.96
                                                           =======      =======
Diluted earnings per share                                 $  0.86      $  1.92
                                                           =======      =======

Selected operating ratios (annualized):
     Net interest margin (ratio of net interest
      income to average interest-earning assets)              3.25%        3.13%
     Return on assets (ratio of net income to
      average total assets)                                   0.26%        0.68%
     Return on equity (ratio of net income
      to average equity)                                      3.37%        8.09%

                     KANKAKEE BANCORP, INC., AND SUBSIDIARY
                              FINANCIAL HIGHLIGHTS
                  (Dollars in Thousands, Except Per Share Data)

                                                                        (Unaudited)
                                                               September 30,    December 31,
                                                                   2002             2001
                                                               ------------     ------------
Selected Financial Condition Data:
     Total assets                                               $   551,812     $   490,280
     Net loans, including loans held for sale                       394,048         394,618
     Allowance for losses on loans                                    6,313           2,582
     Mortgage-backed securities                                          28              37
     Mortgage-backed securities - available-for-sale                 40,888          11,636
     Investment securities, including certificates of deposit         1,511           1,515
     Investment securities-available-for-sale                        36,480          34,755
     Deposits                                                       434,096         415,467
     Total borrowings                                                75,000          30,000
     Unrealized gains on securities available-
         for-sale, net of related income taxes                        1,650             605
     Stockholders' equity                                            40,081          41,191

     Shares outstanding                                           1,165,881       1,216,358

Stockholders' equity per share                                  $     34.38     $     33.86

Selected asset quality ratios:

     Non-performing assets to total assets                             1.76%           0.45%
     Allowance for losses on loans to non-performing loans            69.49%         230.33%
     Classified assets to total assets                                 2.84%           1.80%
     Allowance for losses on loans to classified assets               40.34%          29.32%

Non-performing asset analysis:
     Non-accrual loans                                          $     6,711     $       730
     Loans past due 90 days and accruing                              2,374             391
     Real estate owned and repossessed assets                           100             469
     Restructured Troubled Debt                                         539             611
                                                               ------------     -----------
Total                                                           $     9,724     $     2,201
                                                               ============     ===========
Net charge-offs for quarter                                     $       (10)
                                                               ============

                                                                   Three Months
                                                                       Ended
                                                                     09/30/02
                                                                    (Unaudited)
                                                                   ------------
Financial condition averages:
     Total assets                                                  $    549,131
     Earning assets                                                     509,230
     Net loans, including loans held for sale                           398,835
     Stockholders' equity                                                41,094
     Deposits                                                           428,584
     Borrowings                                                          75,650

Average outstanding shares, including equivalents                     1,174,495